Exhibit 99.1

Media Contact:	Investor Relations Contact:
Evelyn Mitchell	List Underwood or Dana Nolan
(205) 264-4551	(205) 581-7890

Regions reports $1 billion full year 2015 net income available to common shareholders from continuing operations; results reflect strong loan and revenue growth

BIRMINGHAM, Ala. - (BUSINESS WIRE) - January 15, 2016 - Regions Financial Corporation (NYSE:RF) today announced earnings for the fourth quarter and full year ended December 31, 2015. For the fourth quarter, the company reported net income available to common shareholders from continuing operations of $272 million and earnings per diluted share of $0.21, an increase of 40 percent over fourth quarter 2014. For the full year 2015, Regions reported net income available to common shareholders from continuing operations of $1 billion and earnings per diluted share of $0.76. Total capital returned to shareholders was $925 million, which included $621 million of share repurchases and $304 million in dividends, bringing the total shareholder payout to 93 percent of net income available to common shareholders.

"Throughout 2015 we made select investments to diversify our business and meet more customer needs, and this quarter's results demonstrate that those investments are creating value," said Grayson Hall, chairman president and CEO. "We increased revenue by delivering growth in loans, deposits and customer accounts. As we start 2016, we believe Regions is positioned well with a continued focus on our strategic objectives to grow and diversify revenue, manage expenses and effectively deploy capital."

SUMMARY OF FOURTH QUARTER 2015 RESULTS:

	Quarter Ended
($ amounts in millions, except per share data)	12/31/2015	9/30/2015	12/31/2014
Income from continuing operations (A)	$288	$262	$219
Income (loss) from discontinued operations, net of tax	(3)	(4)	(3)
Net income	285	258	216
Preferred dividends (B)	16	16	16
Net income available to common shareholders	$269	$242	$200
Net income from continuing operations available to common shareholders (A) – (B)	$272	$246	$203

Diluted earnings per common share from continuing operations:	$0.21	$0.19	$0.15

Diluted earnings per common share:	$0.21	$0.18	$0.15

FOURTH QUARTER 2015 FINANCIAL RESULTS:
Selected items impacting earnings

	Quarter Ended
($ amounts in millions, except per share data)	12/31/2015	9/30/2015	12/31/2014
Pre-tax select items:
Lease adjustment	$(15)
Professional, legal and regulatory expenses			$(100)
Branch consolidation, property and equipment charges	(6)	$(1)	(10)
Salaries and benefits related to severance charges	(6)
FDIC insurance assessment / refunds		(23)

Diluted EPS impact	(0.01)	(0.01)	(0.05)

During the fourth quarter, Regions corrected the accounting for certain leases which had previously been included in loans. These leases had been classified as capital leases but were subsequently determined to be operating leases. The cumulative effect on pre-tax income lowered net interest income and other financing income $15 million and reduced the net interest margin by 5 basis points in the quarter. The adjustment resulted in a reclassification of these leases out of loans into other earning assets totaling approximately $834 million at the end of the quarter. The company does not expect this adjustment to have a material impact to net interest income and other financing income or net interest margin in any future reporting period.

Additionally, the company incurred $6 million of expenses during the fourth quarter of 2015 related to the consolidation of approximately 29 branches. The company also incurred $6 million of severance expense, primarily related to efficiency efforts as the company began executing its plan to eliminate $300 million in core expenses over the next three years.

Fourth quarter 2015 results compared to fourth quarter 2014:

•	Ending loans and leases totaled $81 billion, an increase of $3.9 billion or 5 percent. Adjusted ending loans and leases(1) totaled $82 billion, an increase of $4.7 billion or 6 percent.

◦	Business lending balances increased 5 percent; excluding the lease reclassification, business lending balances increased 7 percent.

◦	Consumer lending balances increased 5 percent; loan production increased 12 percent.

•	Average deposit balances totaled $97 billion, an increase of $3.5 billion or 4 percent; average low-cost deposits increased 5 percent.

•
Net interest income and other financing income was $836 million; an increase of $16 million or 2 percent, resulting in net interest margin of 3.08 percent. Excluding the lease adjustment, net interest income and other financing income amounted to $851 million; an increase of $31 million or 4 percent, and the resulting net interest margin was 3.13 percent.

•	Non-interest income totaled $514 million, an increase of 8 percent or 9 percent on an adjusted basis(1).

•	Non-interest expenses were essentially flat on an adjusted basis(1).

•	Net charge-offs declined 6 percent and represented 0.38 percent of average loans while non-accrual loans, excluding loans held for sale, declined 6 percent.

Fourth quarter 2015 results compared to third quarter 2015:

•	Ending loans and leases increased $933 million on an adjusted basis(1).

◦	Business lending balances remained relatively flat quarter over quarter. Excluding the lease reclassification, business lending balances increased 1 percent.

◦	Consumer lending balances increased 1 percent.

•	Average deposit balances totaled $97 billion, an increase of $322 million; low-cost deposits increased $614 million or 1 percent.

•
Net interest income and other financing income was $836 million, or essentially flat. Excluding the $15 million lease adjustment, net interest income and other financing income increased $15 million or 2 percent.

•	Non-interest income increased 4 percent on an adjusted basis(1).

•	Non-interest expenses decreased 4 percent on an adjusted basis(1).

•	Net charge-offs increased 30 percent and non-accrual loans, excluding loans held for sale, declined 1 percent.

•	The fully phased-in pro-forma Common Equity Tier 1 ratio(1)(2) was estimated at 10.7 percent and the loan-to-deposit ratio was 83 percent at December 31, 2015.

Total revenue

	Quarter Ended
($ amounts in millions)	12/31/2015	9/30/2015	12/31/2014	4Q15 vs. 3Q15		4Q15 vs. 4Q14
Net interest income and other financing income*	$836	$836	$820	$—	—%	$16	2.0%
Net interest income and other financing income (FTE)*	$856	$855	$837	$1	0.1%	$19	2.3%
Net interest margin (FTE)*	3.08%	3.13%	3.17%

Non-interest income:
Service charges on deposit accounts	166	167	167	(1)	(0.6)%	(1)	(0.6)%
Wealth Management	100	102	91	(2)	(2.0)%	9	9.9%
Card and ATM fees	96	93	86	3	3.2%	10	11.6%
Mortgage income	37	39	27	(2)	(5.1)%	10	37.0%
Capital markets fee income and other	28	29	20	(1)	(3.4)%	8	40.0%
Bank-owned life insurance	19	17	23	2	11.8%	(4)	(17.4)%
Commercial credit fee income	19	20	15	(1)	(5.0)%	4	26.7%
Net revenue from affordable housing	14	2	14	12	NM	—	—%
Securities gains, net	11	7	12	4	57.1%	(1)	(8.3)%
Other	24	21	19	3	14.3%	5	26.3%
Non-interest income	514	497	474	17	3.4%	40	8.4%
Total Revenue	$1,350	$1,333	$1,294	$17	1.3%	$56	4.3%

Adjusted total revenue, taxable-equivalent basis (non-GAAP)(1)	$1,358	$1,339	$1,299	$19	1.4%	$59	4.5%

*Excluding the $15 million lease adjustment recorded in the fourth quarter 2015, net interest income and other financing income would have been $851 million or $871 million on an FTE basis and the net interest margin would have been 3.13 percent.
Total revenue was $1.4 billion in the fourth quarter, an increase of $19 million or 1 percent on an adjusted basis(1) compared to the prior quarter. Net interest income and other financing income on a fully taxable equivalent basis was $856 million, or essentially flat linked quarter. Excluding the $15 million lease adjustment, net interest income and other financing income increased 2 percent. The increase was driven primarily by loan growth, balance sheet hedging and optimization strategies and interest recoveries partially offset by fixed rate asset re-pricing.

Non-interest income totaled $514 million in the fourth quarter, an increase of 3 percent or 4 percent on an adjusted basis(1). The quarter-over-quarter improvement was driven primarily by gains on the sale of affordable housing investments and by higher card and ATM income. Card and ATM income increased 3 percent primarily related to an increase in commercial bank card usage and increased seasonal consumer spending.

Service charges were impacted by posting order changes that went into effect in early November and reduced non-interest income by approximately $7 million. Wealth Management income was down slightly linked quarter due to lower insurance income partially offset by higher investment management and trust fee income. Capital markets income was relatively flat linked quarter as revenue from new product and service offerings was offset primarily by lower loan syndication fees.

Non-interest expense

	Quarter Ended
($ amounts in millions)	12/31/2015	9/30/2015	12/31/2014	4Q15 vs. 3Q15		4Q15 vs. 4Q14
Salaries and employee benefits	$478	$470	$456	$8	1.7%	$22	4.8%
Net occupancy expense	91	90	93	1	1.1%	(2)	(2.2)%
Furniture and equipment expense	79	77	74	2	2.6%	5	6.8%
Outside services	40	38	37	2	5.3%	3	8.1%
Marketing	23	24	24	(1)	(4.2)%	(1)	(4.2)%
Professional, legal and regulatory expenses	22	25	134	(3)	(12.0)%	(112)	(83.6)%
FDIC insurance assessments	22	46	20	(24)	(52.2)%	2	10.0%
Credit/checkcard expenses	13	15	11	(2)	(13.3)%	2	18.2%
Branch consolidation, property and equipment charges	6	1	10	5	NM	(4)	(40.0)%
Other	99	109	110	(10)	(9.2)%	(11)	(10.0)%
Total non-interest expense from continuing operations	$873	$895	$969	$(22)	(2.5)%	$(96)	(9.9)%
Total adjusted non-interest expense(1)	$861	$894	$859	$(33)	(3.7)%	$2	0.2%

Non-interest expense totaled $873 million in the fourth quarter; however, on an adjusted basis(1) non-interest expense was $861 million and decreased 4 percent compared to the third quarter. FDIC insurance assessments decreased $24 million, primarily due to additional expenses in the third quarter related to prior assessments. A reduction in unfunded commitment expense resulted in a $12 million benefit in other expenses. Total salaries and benefits increased $8 million from the previous quarter, primarily attributable to $6 million in severance expenses. The company also incurred $6 million of expenses related to the consolidation of 29 branches.

The adjusted efficiency ratio(1) was 63.4 percent. Excluding the $15 million lease adjustment, the resulting efficiency ratio(1) was 62.7 percent. Under the current operating environment with continued low interest rates, the company remains committed to disciplined expense management and is taking steps to improve efficiencies and lower costs.

Income taxes
The effective tax rate for the fourth quarter was 29.3 percent. The effective rate for the quarter was positively impacted primarily by higher than expected benefits related to affordable housing investments. The effective tax rate is expected to be in the 30 to 32 percent range during 2016.

Loans and Leases

	As of and for Quarter Ended
				12/31/2015		12/31/2015
($ amounts in millions)	12/31/2015	9/30/2015	12/31/2014	vs. 9/30/2015		vs. 12/31/2014
Total commercial*	$43,782	$44,053	$41,402	$(271)	(0.6)%	$2,380	5.7%
Total investor real estate	6,947	6,911	6,813	36	0.5%	134	2.0%
Business Loans*	50,729	50,964	48,215	(235)	(0.5)%	2,514	5.2%
Residential first mortgage	12,811	12,730	12,315	81	0.6%	496	4.0%
Home equity	10,978	10,947	10,932	31	0.3%	46	0.4%
Indirect—vehicles	3,984	3,895	3,642	89	2.3%	342	9.4%
Indirect—other consumer	545	490	206	55	11.2%	339	164.6%
Consumer credit card	1,075	1,016	1,009	59	5.8%	66	6.5%
Other consumer	1,040	1,021	988	19	1.9%	52	5.3%
Consumer Lending	30,433	30,099	29,092	334	1.1%	1,341	4.6%
Total Loans	$81,162	$81,063	$77,307	$99	0.1%	$3,855	5.0%
Operating leases previously reported as capital leases	834	—	—	834	NM	834	NM
Adjusted Total Loans and Leases(non-GAAP)(1)*	$81,996	$81,063	$77,307	$933	1.2%	$4,689	6.1%

Adjusted Average Loans and Leases (non-GAAP)(1)*	$81,612	$80,615	$77,182	$997	1.2%	$4,430	5.7%

*Adjusting the December 31, 2015 ending balances of total commercial and business loan categories to include the impact of operating leases, loan and lease growth rates would have been 1.3% and 1.2%, respectively, compared to September 30, 2015, and 7.8% and 6.9%, respectively, compared to December 31, 2014.

Total adjusted loans and leases were $82 billion at the end of the quarter, an increase of $933 million or 1 percent(1). Importantly, this growth occurred across most product lines and geographies.

Excluding the lease reclassification, the business lending portfolio would have been $52 billion reflecting an increase of $599 million or 1 percent. This increase was driven by geography based commercial bankers, with almost 95 percent of the company's market areas achieving growth. Specialized lending also contributed to loan growth, driven by franchise restaurant and technology and defense. Total commercial loans increased $563 million or 1 percent, excluding the lease reclassification. Investor real estate loans increased modestly. Commitments increased 2 percent and commercial line utilization increased 30 basis points to 46.3 percent from the previous quarter.

The consumer lending portfolio experienced growth in every product category, increasing $334 million or 1 percent from the prior quarter. Residential first mortgage balances increased $81 million or 1 percent and home equity balances increased $31 million as new production continues to out-pace run-off. Indirect-vehicle lending continued to expand as balances increased $89 million or 2 percent from the previous quarter. Indirect-other increased $55 million or 11 percent as the company continues to successfully expand its point-of-sale initiatives. Additionally, consumer credit card balances increased $59 million or 6 percent as active credit cards increased 4 percent and the company's penetration rate of existing customers increased 160 basis points over the year to approximately 17.3 percent.

Deposits

	As of and for Quarter Ended
				12/31/2015		12/31/2015
($ amounts in millions)	12/31/2015	9/30/2015	12/31/2014	vs. 9/30/2015		vs. 12/31/2014
Low-cost deposits	$90,762	$89,194	$85,605	$1,568	1.8%	$5,157	6.0%
Time deposits	7,668	7,984	8,595	(316)	(4.0)%	(927)	(10.8)%
Total Deposits	$98,430	$97,178	$94,200	$1,252	1.3%	$4,230	4.5%

Average Deposits	$97,488	$97,166	$94,024	$322	0.3%	$3,464	3.7%

Total average deposit balances increased $322 million from the prior quarter. Average low-cost deposits increased $614 million in the quarter and represented 92 percent of average deposits in the fourth quarter, reflecting the company's solid funding base. Deposit costs remained near historical lows at 11 basis points and total funding costs were 26 basis points for the fourth quarter.

Asset quality

	As of and for the Quarter Ended
($ amounts in millions)	12/31/2015	9/30/2015	12/31/2014
ALL/Loans, net~	1.36%	1.38%	1.43%
Net loan charge-offs as a % of average loans, annualized	0.38%	0.30%	0.42%
Non-accrual loans, excluding loans held for sale/Loans, net	0.96%	0.97%	1.07%
NPAs (ex. 90+ past due)/Loans, foreclosed properties and non-performing loans held for sale	1.13%	1.14%	1.28%
NPAs (inc. 90+ past due)/Loans, foreclosed properties and non-performing loans held for sale	1.39%	1.40%	1.57%
Total TDRs	$1,303	$1,312	$1,586
Total Criticized and Classified Loans—Business Services*	$3,371	$3,254	$2,699
* Business services represents the combined total of commercial and investor real estate loans.
~ ALL excludes operating leases

Net charge-offs totaled $78 million, an increase of $18 million from the previous quarter primarily related to one energy loan. Net charge-offs as a percent of average loans was 0.38 percent. The provision for loan losses was $69 million and the resulting allowance for loan and lease losses was 1.36 percent of total loans outstanding at the end of the quarter.

Total non-accrual loans (excluding loans held for sale) declined $7 million and represented 0.96 percent of total loans, while troubled debt restructured loans declined 1 percent. Total business services criticized and classified loans increased 4 percent, which was driven by some weakening in a small number of larger loans, primarily within the energy portfolio. Given the current phase of the credit cycle, volatility in certain credit metrics can be expected, especially related to large-dollar commercial credits and fluctuating commodity prices.

Capital and liquidity

	As of and for Quarter Ended
	12/31/2015	9/30/2015	12/31/2014
Basel I Tier 1 common equity risk-based ratio (non-GAAP)(3)	N/A	N/A	11.7%
Basel III Common Equity Tier 1 ratio(2)	10.9%	11.0%	N/A
Basel III Common Equity Tier 1 ratio — Fully Phased-In Pro-Forma (non-GAAP)(1)(2)(3)	10.7%	10.8%	11.0%
Tier 1 capital ratio(2)(3)(4)	11.7%	11.7%	12.5%
Tangible common stockholders’ equity to tangible assets (non-GAAP)(1)	9.13%	9.34%	9.66%
Tangible common book value per share (non-GAAP)(1)	$8.52	$8.58	$8.18

Under the Basel III capital rules, Regions’ estimated ratios remain well above current regulatory requirements. The Tier 1(2)(3)(4) and Common Equity Tier 1(2) ratios were estimated at 11.7 percent and 10.9 percent, respectively, at quarter-end under the phase-in provisions. In addition, the Common Equity Tier 1 ratio(1)(2)(3) was estimated at 10.7 percent on a fully phased-in basis.

During the fourth quarter, the company repurchased $78 million or 8 million shares of common stock. In addition, the company declared $78 million in dividends to common shareholders.

The company’s loan-to-deposit ratio at the end of the quarter was 83 percent. Additionally, as of period-end the company was fully compliant with the liquidity coverage ratio rule.

SUMMARY OF FULL YEAR 2015 RESULTS:

	Year Ended December 31
($ amounts in millions, except per share data)	2015	2014
Income from continuing operations (A)	$1,075	$1,134
Income (loss) from discontinued operations, net of tax	(13)	13
Net income	1,062	1,147
Preferred dividends (B)	64	52
Net income available to common shareholders	$998	$1,095
Net income from continuing operations available to common shareholders (A) – (B)	$1,011	$1,082

Diluted earnings per common share from continuing operations:	$0.76	$0.78

Diluted earnings per common share:	$0.75	$0.79

Full year 2015 results compared to full year 2014:

•	Ending loans and leases totaled $81 billion, an increase of $3.9 billion or 5 percent. Adjusted ending loans and leases(1) totaled $82 billion, an increase of $4.7 billion or 6 percent.

◦	Business lending balances increased 5 percent. Excluding the lease reclassification, business lending balances increased 7 percent.

◦	Consumer lending balances increased 5 percent as production increased 25 percent.

•	Average deposit balances totaled $97 billion, an increase of $3 billion or 4 percent; low-cost deposits increased 5 percent.

•
Net interest income and other financing income was $3.3 billion, an increase of $27 million or 1 percent, resulting in net interest margin of 3.13 percent. Excluding the lease adjustment, net interest income and other financing income was $3.3 billion, an increase of $42 million or 1 percent, and the resulting net interest margin was 3.15 percent.

•	Non-interest income totaled $2 billion, an increase of 4 percent on an adjusted basis(1).

•	Non-interest expenses increased 3 percent on an adjusted basis(1).

•	Net charge-offs decreased $69 million or 22 percent, representing 0.30 percent of average loans, and non-accrual loans, excluding loans held for sale, declined 6 percent.

(1)	Non-GAAP, refer to pages 11, 12, 19 and 22 of the financial supplement to this earnings release

(2)	Current quarter Basel III common equity Tier 1, and Tier 1 capital ratios are estimated.

(3)
Regions' regulatory capital measures for periods prior to the first quarter of 2015 were not revised to reflect the retrospective application of new accounting guidance related to investments in qualified affordable housing projects.

(4)
Beginning in the first quarter of 2015, Regions' regulatory capital ratios are calculated pursuant to the phase-in provisions of the Basel III capital rules. All prior period ratios were calculated pursuant to the Basel I capital rules.

Conference Call
A replay of the earnings call will be available from Friday, January 15, 2016, at 2 p.m. ET through Monday, February 15, 2016. To listen by telephone, please dial 1-855-859-2056, and use access code 72407261. An archived webcast will also be available until February 15 on the Investor Relations page of www.regions.com.

About Regions Financial Corporation
Regions Financial Corporation (NYSE:RF), with $126 billion in assets, is a member of the S&P 500 Index and is one of the nation’s largest full-service providers of consumer and commercial banking, wealth management, mortgage, and insurance products and services. Regions serves customers across the South, Midwest and Texas, and through its subsidiary, Regions Bank, operates approximately 1,630 banking offices and 2,000 ATMs. Additional information about Regions and its full line of products and services can be found at www.regions.com.

Forward-Looking Statements
This release may include forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, which reflect Regions’ current views with respect to future events and financial performance. Forward-looking statements are not based on historical information, but rather are related to future operations, strategies, financial results or other developments. Forward-looking statements are based on management’s expectations as well as certain assumptions and estimates made by, and information available to, management at the time the statements are made. Those statements are based on general assumptions and are subject to various risks, uncertainties and other factors that may cause actual results to differ materially from the views, beliefs and projections expressed in such statements. These risks, uncertainties and other factors include, but are not limited to, those described below:

•
Current and future economic and market conditions in the United States generally or in the communities we serve, including the effects of declines in property values, unemployment rates and potential reductions of economic growth, which may adversely affect our lending and other businesses and our financial results and conditions.

•
Possible changes in trade, monetary and fiscal policies of, and other activities undertaken by, governments, agencies, central banks and similar organizations, which could have a material adverse effect on our earnings.

•	The effects of a possible downgrade in the U.S. government’s sovereign credit rating or outlook, which could result in risks to us and general economic conditions that we are not able to predict.

•
Possible changes in market interest rates or capital markets could adversely affect our revenue and expense, the value of assets and obligations, and the availability and cost of capital and liquidity.

•
Any impairment of our goodwill or other intangibles, or any adjustment of valuation allowances on our deferred tax assets due to adverse changes in the economic environment, declining operations of the reporting unit, or other factors.

•	Possible changes in the creditworthiness of customers and the possible impairment of the collectability of loans.

•
Changes in the speed of loan prepayments, loan origination and sale volumes, charge-offs, loan loss provisions or actual loan losses where our allowance for loan losses may not be adequate to cover our eventual losses.

•	Possible acceleration of prepayments on mortgage-backed securities due to low interest rates, and the related acceleration of premium amortization on those securities.

•	Our ability to effectively compete with other financial services companies, some of whom possess greater financial resources than we do and are subject to different regulatory standards than we are.

•	Loss of customer checking and savings account deposits as customers pursue other, higher-yield investments, which could increase our funding costs.

•	Our inability to develop and gain acceptance from current and prospective customers for new products and services in a timely manner could have a negative impact on our revenue.

•
Changes in laws and regulations affecting our businesses, such as the Dodd-Frank Act and other legislation and regulations relating to bank products and services, as well as changes in the enforcement and interpretation of such laws and regulations by applicable governmental and self-regulatory agencies, which could require us to change certain business practices, increase compliance risk, reduce our revenue, impose additional costs on us, or otherwise negatively affect our businesses.

•
Our ability to obtain no regulatory objection (as part of the comprehensive capital analysis and review ("CCAR") process or otherwise) to take certain capital actions, including paying dividends and any plans to increase common stock dividends, repurchase common stock under current or future programs, or redeem preferred stock or other regulatory capital instruments, may impact our ability to return capital to stockholders and market perceptions of us.

•
Our ability to comply with applicable capital and liquidity requirements (including the finalized Basel III capital standards), including our ability to generate capital internally or raise capital on favorable terms, and if we fail to meet requirements, our financial condition could be negatively impacted.

•
The costs, including possibly incurring fines, penalties, or other negative effects (including reputational harm) of any adverse judicial, administrative, or arbitral rulings or proceedings, regulatory enforcement actions, or other legal actions to which we or any of our subsidiaries are a party, and which may adversely affect our results.

•	Our ability to manage fluctuations in the value of assets and liabilities and off-balance sheet exposure so as to maintain sufficient capital and liquidity to support our business.

•	Possible changes in consumer and business spending and saving habits and the related effect on our ability to increase assets and to attract deposits, which could adversely affect our net income.

•	Any inaccurate or incomplete information provided to us by our customers or counterparties.

•
Inability of our framework to manage risks associated with our business such as credit risk and operational risk, including third-party vendors and other service providers, which could, among other things, result in a breach of operating or security systems as a result of a cyber attack or similar act.

•	The inability of our internal disclosure controls and procedures to prevent, detect or mitigate any material errors or fraudulent acts.

•	The effects of geopolitical instability, including wars, conflicts and terrorist attacks and the potential impact, directly or indirectly on our businesses.

•
The effects of man-made and natural disasters, including fires, floods, droughts, tornadoes, hurricanes, and environmental damage, which may negatively affect our operations and/or our loan portfolios and increase our cost of conducting business.

•	Our inability to keep pace with technological changes could result in losing business to competitors.

•
Our ability to identify and address cyber-security risks such as data security breaches, "denial of service" attacks, "hacking" and identity theft, a failure of which could disrupt our business and result in the disclosure of and/or misuse or misappropriation of confidential or proprietary information; increased costs; losses; or adverse effects to our reputation.

•	Possible downgrades in our credit ratings or outlook could increase the costs of funding from capital markets.

•
The effects of problems encountered by other financial institutions that adversely affect us or the banking industry generally could require us to change certain business practices, reduce our revenue, impose additional costs on us, or otherwise negatively affect our businesses.

•
The effects of the failure of any component of our business infrastructure provided by a third party could disrupt our businesses; result in the disclosure of and/or misuse of confidential information or proprietary information; increase our costs; negatively affect our reputation; and cause losses.

•	Our ability to receive dividends from our subsidiaries could affect our liquidity and ability to pay dividends to stockholders.

•	Changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies could materially affect how we report our financial results.

•	The effects of any damage to our reputation resulting from developments related to any of the items identified above.
The foregoing list of factors is not exhaustive. For discussion of these and other factors that may cause actual results to differ from expectations, look under the captions “Forward-Looking Statements” and “Risk Factors” of Regions’ Annual Report on Form 10-K for the year ended December 31, 2014, as filed with the Securities and Exchange Commission.
The words “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “targets,” “projects,” “outlook,” “forecast,” “will,” “may,” “could,” “should,” “can,” and similar expressions often signify forward-looking statements. You should not place undue reliance on any forward-looking statements, which speak only as of the date made. We assume no obligation to update or revise any forward-looking statements that are made from time to time.
Regions’ Investor Relations contacts are List Underwood and Dana Nolan at (205) 581-7890; Regions’ Media contact is Evelyn Mitchell at (205) 264-4551.

Use of non-GAAP financial measures
Management uses the adjusted efficiency ratio (non-GAAP) and the adjusted fee income ratio (non-GAAP) to monitor performance and believes these measures provide meaningful information to investors. Non-interest expense (GAAP) is presented excluding certain adjustments to arrive at adjusted non-interest expense (non-GAAP), which is the numerator for the efficiency ratio. Non-interest income (GAAP) is presented excluding certain adjustments to arrive at adjusted non-interest income (non-GAAP), which is the numerator for the fee income ratio. Net interest income and other financing income on a taxable-equivalent basis and non-interest income are added together to arrive at total revenue on a taxable-equivalent basis. Adjustments are made to arrive at adjusted total revenue on a taxable-equivalent basis (non-GAAP), which is the denominator for the fee income and efficiency ratios. Regions believes that the exclusion of these adjustments provides a meaningful base for period-to-period comparisons, which management believes will assist investors in analyzing the operating results of the Company and predicting future performance. These non-GAAP financial measures are also used by management to assess the performance of Regions’ business. It is possible that the activities related to the adjustments may recur; however, management does not consider the activities related to the adjustments to be indications of ongoing operations. Regions believes that presentation of these non-GAAP financial measures will permit investors to assess the performance of the Company on the same basis as that applied by management.

Tangible common stockholders’ equity ratios have become a focus of some investors and management believes they may assist investors in analyzing the capital position of the Company absent the effects of intangible assets and preferred stock. Analysts and banking regulators have assessed Regions’ capital adequacy using the tangible common stockholders’ equity measure. Because tangible common stockholders’ equity is not formally defined by GAAP or prescribed in any amount by federal banking regulations it is currently considered to be a non-GAAP financial measure and other entities may calculate it differently than Regions’ disclosed calculations. Since analysts and banking regulators may assess Regions’ capital adequacy using tangible common stockholders’ equity, management believes that it is useful to provide investors the ability to assess Regions’ capital adequacy on this same basis.

The calculation of the fully phased-in pro-forma "Common equity Tier 1" (CET1) is based on Regions’ understanding of the Final Basel III requirements. For Regions, the Basel III framework became effective on a phased-in approach starting in 2015 with full implementation beginning in 2019. The calculation includes estimated pro-forma amounts for the ratio on a fully phased-in basis. Regions’ current understanding of the final framework includes certain assumptions, including the Company’s interpretation of the requirements, and informal feedback received through the regulatory process. Regions’ understanding of the framework is evolving and will likely change as analysis and discussions with regulators continue. Because Regions is not currently subject to the fully-phased in capital rules, this pro-forma measure is considered to be a non-GAAP financial measure, and other entities may calculate it differently from Regions’ disclosed calculation.

A company's regulatory capital is often expressed as a percentage of risk-weighted assets. Under the risk-based capital framework, a company’s balance sheet assets and credit equivalent amounts of off-balance sheet items are assigned to broad risk categories. The aggregated dollar amount in each category is then multiplied by the prescribed risk-weighted percentage. The resulting weighted values from each of the categories are added together and this sum is the risk-weighted assets total that, as adjusted, comprises the denominator of certain risk-based capital ratios. CET1 capital is then divided by this denominator (risk-weighted assets) to determine the CET1 capital ratio. The amounts disclosed as risk-weighted assets are calculated consistent with banking regulatory requirements on a fully phased-in basis.

During the fourth quarter 2015, Regions corrected the accounting for certain leases which had previously been included in loans. These leases had been classified as capital leases but were subsequently determined to be operating leases. The adjustment resulted in a reclassification of these leases out of loans into other earning assets. Regions believes including the impact of the operating leases, reported as capital leases prior to the fourth quarter of 2015, provides a meaningful calculation of loan and lease growth rates and presents them on the same basis as that applied by management. Total loans (GAAP) is presented including the lease adjustment to arrive at adjusted total loans and leases (non-GAAP).
Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied and are not audited. Although these non-GAAP financial measures are frequently used by stakeholders in the evaluation of a company, they have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analyses of results as reported under GAAP. In particular, a measure of earnings that excludes selected items does not represent the amount that effectively accrues directly to stockholders.
Management and the Board of Directors utilize non-GAAP measures as follows:
•Preparation of Regions' operating budgets
•Monthly financial performance reporting
•Monthly close-out reporting of consolidated results (management only)
•Presentation to investors of company performance